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                                                                    Ex-99.1 (b)

                MERRILL LYNCH CALIFORNIA MUNICIPAL SERIES TRUSTE


             The undersigned, Philip L. Kirstein, Gerald M. Richard,

        Robert Harris and William E. Aldrich, constituting all of

        the Trustees of Merrill Lynch California Municipal Series

        Trust (the "Trust"), a Massachusetts business trust having no shareholders as of the date hereof, hereby certify that the Trustees of the Trust have duly adopted the following

        amendment to the Declaration of Trust of the Trust dated

        the 20th day of March, 1985.

        VOTED: That Article VI, Section 6.2 of the Declaration of Trust dated March 20, 1985 be and it hereby is amended to read as follows:

                        6.2. Series Designation.  The Trustees,
                   in their discretion from time to time, may authorize the division of Shares into two or more Series, each Series relating to a separate portfolio of investments. The different Series shall be established and designated, and the variations in the relative rights and preferences as between the different Series shall be fixed and determined, by the Trustees; provided, that all Shares shall be identical except that there may be variations between different Series as to purchase price, determination of net asset value, the price, terms and manner of redemption, special and relative rights as to dividends and on liquidation, conversion rights, and conditions under which the several
                   Series shall have separate voting rights. All references to Shares in this Declaration shall be deemed to be shares of any or all Series as the context may require.

                        If the Trustees shall divide the Shares
                   into two or more Series, the following provisions shall be applicable:

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                       (a) The number of Shares of each Series that
                  may be issued shall be unlimited. The Trustees may classify or reclassify any unissued Shares or any Shares previously issued and reacquired of any Series into one or more Series that may be established and designated from time to time.
                  The Trustees may hold as treasury Shares (of the same or some other Series), reissue for such consideration and on such terms as they may determine, or cancel any Shares of any Series reacquired by the Trust at their discretion from time to time.

                       (b) The power of the Trustees to invest
                  and reinvest the Trust Property of each Series that may be established shall be governed by
                  Section 3.2 of this Declaration.

                       (c) All consideration received by the Trust
                  for the issue or sale of Shares of a particular Series, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to that Series for all purposes, subject only to the rights of creditors of that Series, and shall be so recorded upon the books of account of the Trust. In the event that there are any assets, income, earnings, profits, and proceeds thereof, funds, or payments which are not readily identifiable as belonging to any particular Series, the Trustees shall allocate them among any one or more of the Series established and designated from time to time in such manner and on such basis as they, in their sole discretion, deem fair and equitable. Each such allocation by the Trustees shall be conclusive and binding upon the shareholders of all Series for all purposes.

                       (d) The assets belonging to each particular
                  Series shall be charged with the liabilities of the Trust in respect of that Series only and all




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                  expenses, costs, charges and reserves attributable
                  to that Series only and shall not be charged with the liabilities, expenses, costs, charges and reserves attributable to other Series, and any general liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as belonging to any particular Series shall be allocated and charged by the Trustees to and among any one or more of the Series established and designated from time to time in such manner and on such basis as the Trustees in their sole discretion deem fair and equitable. Each allocation of liabilities, expenses, costs, charges and reserves by the Trustees shall be conclusive and binding upon the holders of all Series for all purposes.
                  The Trustees shall have full discretion, to the extent not inconsistent with the 1940 Act, to determine which items shall be treated as income and which items as capital; and each such determination and allocation shall be conclusive and binding upon the Shareholders.

                       (e) The power of the Trustees to pay dividends
                  and make distributions with respect to any one or more Series shall be governed by Section 9.2 of this Trust. Dividends and distributions on Shares of a particular Series may be paid with such frequency as the Trustees may determine, to the holders of Shares of that Series, from such of the income and capital gains, accrued or realized, from the assets belonging to that Series, as the Trustees may determine, after providing for actual and accrued liabilities belonging to that Series. All dividends and distributions on Shares of a particular Series shall be distributed pro rata to the holders of that Series in proportion to the number of Shares of that Series held by such holders at the date and time of record established for the payment of such dividends or distributions.

                       The establishment and designation of any Series
                  of Shares shall be effective upon the execution by a majority of the then Trustees of an instrument setting forth the establishment and designation of such Series. Such instrument shall also set




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                forth any rights and preferences of such Series
                which are in addition to the rights and preferences of Shares set forth in this Declaration. At any time that there are no Shares outstanding of any particular Series previously established and designated, the Trustees may by an instrument executed by a majority of their number abolish that Series and the establishment and designation thereof. Each instrument referred to in this paragraph shall have the status of an amendment to this Declaration.

           IN WITNESS WHEREOF, the said Philip L. Kirstein,

       Gerald M. Richard, Robert Harris and William E. Aldrich

       have signed this Certificate in duplicate original counter-

       parts and have caused a duplicate original to be lodged

       among the records of the Trust as required by Article XI,

       Section 11.3(c) of the Declaration of Trust, as of the

       day of July, 1985.




       /s/ PHILIP L. KIRSTEIN               /s/ GERALD M. RICHARD
       --------------------------------     ----------------------------------
       9 Liberty Steet                      6 Fawn Drive
       Ossining, New York 10562             Belle Mead, New Jersey 08502




       /s/ ROBERT HARRIS                     /s/ WILLIAM E. ALDRICH
       --------------------------------     ----------------------------------
       22 Zeloof Drive                       111 Windsor Road
       West Windsor, New Jersey 08648        Needham, Massachusetts 02192





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